EXHIBIT 23.1

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS’ CONSENT

To the Board of Directors

STAAR Surgical Company

We consent to incorporation by reference in the Registration Statement (No. 333-45810), (No. 333-51064), (No. 333-52096), (No. 333-60241), and (No. 333-90018) on Form S-8 and (No. 333-47820) on Form S-3 of STAAR Surgical Company of our reports dated March 3, 2004 relating to the consolidated balance sheets of STAAR Surgical Company and Subsidiaries as of January 2, 2004 and January 3, 2003 and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows and related schedule for each of the three years in the period ended January 2, 2004, which report appears in the January 2, 2004 Annual Report on Form 10-K of STAAR Surgical Company and subsidiaries.

/s/ BDO SEIDMAN, LLP

Los Angeles, California

March 17, 2004